Exhibit 3.1

Original Principal Amount: $249,903.14	Issue Date: March 28, 2023

PROMISSORY NOTE

NXGEN BRANDS INC., a Nevada corporation, its successors, nominees and/or assigns, (hereinafter collectively or individually, as the situation may dictate, referred to as the “Maker”), and AMERICAN METABOLIX, INC., a Colorado corporation (the “Lender”), or its successors, nominees or assigns (collectively, the “Payee”), enter into this Promissory Note.

FOR VALUE RECEIVED, Maker hereby promises to pay to the order of Lender or its successors, nominees or assigns (collectively, the “Payee”), the sum of Two Hundred Forty-Nine Thousand Nine Hundred three and 14/100 Dollars ($249,903.14) (the “Principal”), with interest thereon, on the terms and conditions set forth herein.

Payments of Principal, Interest (as defined below), and any other amounts with respect to this term note (this “Note”) are to be made in lawful money of United States.

1.	Term Principal and Interest shall become due and owing on the Due Date (as defined below).

2.	Payments

a.	Interest. This Note shall bear interest (“Interest”) on Principal amounts outstanding from time to time from the date hereof at the rate of 10% (Ten percent) per annum; provided, however, that during the continuance of any Event of Default under this Note (as set forth in Section 6), the interest rate hereunder shall be the maximum amount allowed under the law of the governing jurisdiction. The Interest shall accrue and be paid on the Due Date.

b.	Principal. The Maker shall pay the entire principal amount of indebtedness evidenced by this Note, together with any other amount due and payable by the Maker to the Lender, including interest payments, on March 31, 2024 (the “Due Date”).

3.	Optional Prepayment of Principal. All or any portion of the unpaid Principal balance of this Note, may at the Maker’s option be prepaid in whole or in part, at any time or from time to time before the Due Date, without premium or penalty.

4.	Lenders Obligations: The lender agrees that it has advanced the funds for the sole benefit of the Maker, and that this note is binding on the Maker. Notwithstanding the foregoing, should it be determined that any of the payments set forth on Schedule 1 were not made on behalf of the Maker or have otherwise been repaid or reimbursed, the principal amount of this Note shall be reduced thereby and the interest shall be reduced in a proportional amount

5.	Assignment. This Note shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto, provided that the Maker may not assign any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may assign the note with the prior written consent of the Maker, who’s consent shall not be unreasonably be withheld.

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6.	Events of Default. An event of default (“Event of Default”) shall be deemed to occur upon:

a.	The Maker’s failure to pay any outstanding amount of this Note when due and not later than the Due Date for any reason whatsoever and such failure not being cured in five (5) business days of such due date. Should the outstanding balance of this Note not be paid on the due date, the Holder of the note shall be entitled to increase the interest rate to a default interest rate which shall be the maximum amount allowed under the laws of the governing jurisdiction. The entire amount of the indebtedness evidenced by this Note shall be and become immediately due and payable without notice or demand on the Due Date.

b.	The Maker or any of its subsidiaries, within the Term of this Note, commencing a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Maker commencing any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker or any subsidiary thereof; or there is commenced against the Maker or any subsidiary thereof any such bankruptcy, insolvency, or other proceeding that remains un-dismissed prior to the Due Date; or the Maker or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered during the Term of this Note; or the Maker or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues un-discharged or un-stayed during the Term of this Note; or the Maker or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Maker shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Maker or any subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Maker or any subsidiary thereof shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Maker or any subsidiary thereof for the purpose of effecting any of the foregoing. In any such event, without any action or notice on the part of the Lender, the entire principal amount of the indebtedness evidenced by this Note shall be immediately due and payable, together with accrued and unpaid interest and any other amount then due and owing by the Maker to the Lender.

7.	Negative Covenants. The Maker covenants and agrees that, until payment and satisfaction of the Note in full including Interest, except as concerning transactions between the Maker and the Lender or with the prior written approval of Lender, the Maker will not, and will not permit any of its subsidiaries to, directly or indirectly, at any time:

a.	Cancellation of Debt. Cancel any liability or indebtedness owed to it by any Person except for consideration in the ordinary course of the Maker’s business.

b.	Loans to Other Persons. Make loans, guarantee, or advance any credit to any employee, affiliate, or other Person except in the ordinary course of the Maker’s business and consistent with past and reasonable business practices.

c.	The Maker’s breach of any of the covenants set forth in Section 7 shall be a default hereunder. In any such event, by written notice to the Maker by the Lender, the entire principal amount of the indebtedness evidenced by this Note shall be immediately due and payable, together with accrued and unpaid interest and any other amount then due and owing by the Maker to the Lender.

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8.	Maker’s Obligations. The obligations of the Maker under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set off, counterclaim, or recoupment for any reason. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of the Maker, as long as the Lender provides evidence sufficient as accepted by the Maker’s auditor and counsel to prove such debt was incurred including but not limited to proof of payment and supporting invoices.

9.	Waiver and Amendment. No waiver of a right in any instance shall constitute a continuing waiver of successive rights, and any one waiver shall govern only the particular matters waived. Neither any provision of this Note nor any performance hereunder may be amended or waived except pursuant to an agreement in writing signed by the party against whom enforcement thereof is sought. Except as otherwise expressly provided in this Note, the Maker hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default, notice of any and all of the foregoing, and any other notice or action otherwise required to be given or taken under the law in connection with the delivery, acceptance, performance, default, enforcement, or collection of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended, modified, or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of the Maker. The Maker further waives the benefit of any exemption, appraisal, or insolvency laws, and consents that the Lender may release, surrender, exchange, or substitute any personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note.

10.	Governing Law. This Note shall be construed in accordance with and governed by the laws of the State of Florida except to the extent superseded by federal enactments.

11.	Consent to Jurisdiction; Waiver of Jury Trial. The Maker hereby consents to the exclusive jurisdiction of all courts of the State of Florida located in Broward County, Florida, and the United States District Court for the Southern District of Florida, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or with respect to this Note. The Maker hereby waives the right to interpose any counterclaims (other than compulsory counterclaims) in any action brought by the Lender hereunder, provided that this waiver shall not preclude the Maker from pursuing any such claims by means of separate proceedings. THE MAKER HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS WHICH IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS, AND ALSO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. The Lender may file a copy of this Note as evidence of the foregoing waiver of right to jury trial.

12.	Usury Savings Clause. All agreements between the Maker and the Lender are hereby expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use, forbearance, or detention of the indebtedness evidenced hereby exceed the maximum amount which the Lender is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstance the Lender shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the Principal and not to the payment of Interest hereunder. To the extent permitted by applicable law, all sums paid or agreed to be paid for the use, forbearance, or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full, to the end that the rate or amount of interest on account of such indebtedness does not exceed any applicable usury ceiling. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. This provision shall control every other provision of all agreements between the Maker and the Lender.

13.	Collection Costs. In the event that the Lender shall place this Note in the hands of an attorney for collection during the continuance of any Event of Default, the Maker shall further be liable to the Lender for all costs and expenses (including reasonable attorneys’ fees) which may be incurred by the Lender in enforcing this Note, all of which costs and expenses shall be obligations under and part of this Note; and the Lender may take judgment for all such amounts in addition to all other sums due hereunder.

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IN WITNESS WHEREOF, the Maker has executed this Note on the date first above written.

NXGEN BRANDS INC.

By: /s/ Angel Burgos
Name: Angel Burgos
Title: CEO

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